UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 24, 2009

WELLS FARGO & COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-02979	No. 41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of Principal Executive Offices) (Zip Code)

1-866-249-3302

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2009, the Human Resources Committee (the “Committee”) of the Board of Directors of Wells Fargo & Company (the “Company”) suspended the Company’s Performance-Based Compensation Policy effective January 1, 2009, and made the compensation determinations described below for the Company’s chief executive officer, chief financial officer and three next most highly compensated executive officers (the “senior executive officers”).

Suspension of Performance-Based Compensation Policy. The Company established the Performance-Based Compensation Policy (the “Policy”) in 1994 so that cash incentive compensation paid to senior executive officers would satisfy the requirements of Section 162(m) of the Internal Revenue Code and be fully deductible by the Company for federal income tax purposes. Under Section 162(m), as in effect before enactment of the Emergency Economic Stabilization Act of 2008 (as amended from time to time, “EESA”) and the Troubled Asset Relief Program (“TARP”), the Company could not deduct annual compensation in excess of $1 million paid to its senior executive officers unless the compensation was performance-based. EESA amended Section 162(m) for participants in TARP’s Capital Purchase Program to reduce the annual compensation tax deductibility cap to $500,000 and eliminate the exception for performance-based compensation. The Committee determined that the Policy was not needed while the EESA limitations were in effect and suspended the Policy as permitted by its terms effective January 1, 2009.

Compensation Determinations for Senior Executive Officers. The Company’s senior executive officers are: John G. Stumpf (chief executive officer), Howard I. Atkins (chief financial officer), Richard M. Kovacevich, David A. Hoyt and Mark C. Oman. The Committee determined that because the Company had not met either of the alternative performance goals for 2008 under the Policy, none of the senior executive officers would receive cash incentive compensation for 2008. As permitted by the American Recovery and Reinvestment Act of 2009, the Committee granted restricted share rights (“RSRs”) to Howard I. Atkins, David A. Hoyt and Mark C. Oman valued at one-third of their 2008 total annual compensation, consisting of the value of the RSR award, 2008 base pay and the FAS 123R value of stock options granted in 2008. Information about the 2008 performance goals under the Policy and the Committee’s evaluation of the Company’s 2008 performance will be included in the Company’s proxy statement for its 2009 annual meeting of stockholders. The Committee also increased the annual base salaries of Messrs. Atkins and Hoyt to $700,000 from $600,000 effective March 1, 2009.

The following table shows the number of RSRs granted to Messrs. Atkins, Hoyt and Oman:

Number of RSRs
Howard I. Atkins	127,937
David A. Hoyt	147,928
Mark C. Oman	147,928

Each RSR entitles the holder to receive one share of Company common stock contingent upon vesting. The RSRs will vest in three installments: 30% on July 1, 2012, 30% on July 1, 2013 and 40% on July 1, 2014, provided that to the extent required by EESA, no installment will vest during the period in which any obligation arising from financial assistance provided to the Company under TARP remains outstanding. The Committee required that as a condition to receiving the awards, the senior executive officers agree to hold, while employed by the Company and for at least one year after retirement, shares of Company common stock equal to at least 50% of the after-tax shares (assuming a 50% tax rate) acquired upon vesting of the RSRs. The Committee may reduce, delay vesting, revoke, cancel or impose additional conditions and restrictions on the awards if the Committee deems it necessary or advisable to comply with EESA or other applicable law or regulation. The RSRs include the right to receive dividend equivalents to be reinvested in Company common stock in the form of additional RSRs. The additional RSRs will be distributed in shares of Company common stock when, and if, the underlying RSRs vest and are distributed. For more information about the grant terms, refer to the form of Award Agreement filed as Exhibit 10(a) to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10(a)	Form of Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2009	WELLS FARGO & COMPANY

	By:	/s/ Julie M. White
Julie M. White
Executive Vice President